                            February 26, 2008

Mr. Richard R. Grigg
4140 Far-O-Way Lane
Richfield, OH 44286

Dear Dick,

Based on our discussions we have mutually agreed to extend the expiration date of your January 16, 2007, amendment to your July 20, 2004 employment agreement (collectively the “Prior Agreements”) from March 31, 2008 to June 30, 2010.

In consideration of the foregoing, the sufficiency of which is hereby acknowledged by the parties, your Prior Agreements are hereby replaced in their entirety with the following terms of this agreement (“Agreement”) which shall set forth the general terms and conditions of your continued employment with the FirstEnergy Service Company or any of its affiliates (collectively “FirstEnergy” or the “Company”) for the term of this Agreement:

1.
Effective March 2, 2008, your title will be Executive Vice President of FirstEnergy Corp. and President, FE Utilities, and your duties and responsibilities will be commensurate with those customarily performed, undertaken and exercised by persons situated in a similar executive capacity, including, without limitation responsibility for the FirstEnergy Energy Delivery and Customer Service Business Unit and such other duties as may be assigned from time to time.  In consideration of your performance of such duties you will be compensated as follows:

(a)
Base Salary.  You will receive a base salary (the “Base Salary”) at an annual rate of Seven Hundred Fifty Thousand Dollars ($750,000) which will be payable in accordance with the existing payroll practices of FirstEnergy.  The Base Salary will be reviewed at least annually at the same time as the base salaries of FirstEnergy’s other executives.

(b)
Annual Bonus.  You will be a participant in FirstEnergy’s 2007 Incentive Plan (“ICP”) and be eligible to receive an annual bonus each year under the Short-Term Incentive Program (“STIP”) component of the ICP (or any successor program).  Your annual short-term target opportunity will be set by the Compensation Committee of the Board of Directors at the same time as other senior executive officers.  For 2008, your target bonus opportunity will be 70% of your Base Salary.  Any annual incentive compensation awarded to you will be payable in accordance with the provisions of the STIP.  The Key Performance Indicators (“KPIs”), which serve as the basis for determining the amount of the annual bonus earned, will be set and approved by the Company’s Board of Directors and provided to you as soon as practicable thereafter.

(c)
Long-Term Incentive Compensation.  You are eligible for a long-term incentive opportunity under the Long-Term Incentive Program (“LTIP”) component of the ICP.  Your annual long-term target opportunity will be set by the Compensation Committee of the Board of Directors at the same time as other senior executive officers.  For 2008, your target bonus opportunity for Performance-Adjusted Restricted Stock Units will be 101% of your Base Salary.  For 2008, your target bonus opportunity for Performance Shares will be 107% of your Base Salary.  Any long-term incentive compensation awarded to you will be payable in accordance with the provisions of the LTIP.

Mr. Richard R. Grigg                                                                                                                              2                                                                                                                 February 26, 2008

As soon as practicable after the execution of this Agreement, the Company will provide you a grant of restricted FirstEnergy common stock units with an equivalent cash value of approximately One Million One Hundred Thousand Dollars ($1,100,000).  The restricted stock units will be granted under and subject to the terms of the Company’s ICP and a restricted stock unit agreement to be entered into between you and the Company.  The stock unit grant will fully vest on June 30, 2010 and can be increased or decreased by 25% at that time based on the achievement of specific corporate performance criteria.  The criteria and the ultimate adjustment will mirror the annual 2008 and 2009 performance measures for the Performance-Adjusted Restricted Stock Unit grants.  In the event your employment is terminated by the Company without Cause, as defined in the ICP, prior to June 30, 2010, the stock unit grant will fully vest on the date of your termination.  In the event you voluntarily resign or retire prior to June 30, 2010, the restricted stock unit grant will vest on a prorated basis based on your full months of service from the date of grant through the termination of your employment.  In the event of your death, the stock unit grant will fully vest.

(d)	Change in Control Agreement (CIC). The CIC executed by you on December 31, 2007, remains in effect pursuant to its terms and is unaffected by the terms of this Agreement.

(e)
Employee Benefits.  The Company maintains a Flexible Benefits Plan that includes programs providing health care insurance, dental insurance, group term life insurance, accidental death and dismemberment insurance, long-term disability, long-term care, dependent care and health care spending accounts.  Except as specifically set forth in this Agreement, you will be eligible to participate in the FirstEnergy Flexible Benefits Plan, as well as all executive and employee welfare benefit plans, programs, policies and arrangements sponsored, maintained or contributed to by FirstEnergy on the same level as other senior executive officers of FirstEnergy, subject to the terms and conditions of such plans.

At the conclusion of your employment with the Company, you will be granted the maximum credit (currently 85 points) for purposes of determining the Company contribution toward the cost of retiree health care coverage under the Flexible Benefits Plan or any successor plan, so long as retiree health care is provided under the Flexible Benefits Plan and a Company contribution is provided to other senior executive officers of FirstEnergy.

In the event of your death as an active employee, health care coverage for your surviving spouse will be obtained and provided at substantially the same coverage level and participant contribution level as available to active employees through March 31, 2008.  Thereafter, health care coverage would be provided to your surviving spouse on the same terms and conditions as provided to other surviving spouses under the terms of the Company’s welfare benefit plan.

(f)
Pension Benefits.  You are eligible to participate in any and all of FirstEnergy’s qualified and non-qualified pension, retirement, and deferred compensation plans, programs, policies and arrangements as they relate to FirstEnergy’s senior executive officers with the exception of the Supplemental Executive Retirement Program (the “SERP”).  Your participation in any of the programs for which you are eligible will be on the same terms and conditions as applicable to other participants in those programs and will be governed by the applicable plan documents.

Mr. Richard R. Grigg                                                                                                                              3                                                                                                                 February 26, 2008

Upon the termination of your employment you will be provided additional service credit of four (4) years and two (2) months for purposes of calculating your non-qualified supplemental pension benefit.  In the event of your death while you are an active employee, your service credit for purposes of calculating this non-qualified supplemental pension benefit will be enhanced as necessary to give you credit for a total of at least 10 years of service.

(g)
Financial Planning.  You will be entitled to the financial planning benefits available to other senior executive officers during your employment with the Company and will be entitled to continue to receive the financial planning benefits for one (1) year following the termination of your employment, provided that the Company continues to offer this benefit to other similarly situated executives of FirstEnergy.

(h)
Executive Severance Plan.  You and the Company agree that, notwithstanding any other agreements you may have had with the Company or any of its affiliates, under no circumstances will you be eligible for benefits under the Company’s Executive Severance Benefits Plan or any successor plan at any time.

(i)	Other Agreements. This Agreement supersedes any other agreements you may have had with the Company regarding the terms of your employment.

2.
The term of this agreement shall be from the date so agreed below until June 30, 2010; unless either terminated early by either party for any reason upon written notice given 60 days in advance, or mutually extended in writing.

If the above is agreeable to you, please sign where indicated and return a copy to me for our records.  You should retain a copy for yourself.  If you have any questions, please do not hesitate to call.

Sincerely,

Anthony J. Alexander
President & Chief Executive Officer

So Agreed: _______________________________________________

Date:____________________________________________________